Exhibit 4.3

Service Framework Contract of [T3 Travel Effect Advertising Delivery Agency]

Project name: [Tender of Effect Advertising Agency in 2023]

Party A: [Nanjing Lingxing Technology Co., Ltd.]

Party B: [Beijing Baosheng Network Science and Technology Co., Ltd.]

Signed on: April 3, 2023

Signed in: [Nanjing City]

1/16

Service Framework Contract of [T3 Travel Effect Advertising Delivery Agency]

Party A: Nanjing Lingxing Technology Co., Ltd.

Address: F22, Building A1, Jiulonghu International Enterprise Headquarters Park, No. 19 Suyuan Avenue, Jiangning District, Nanjing

Party B: Beijing Baosheng Network Science and Technology Co., Ltd.

Address: East F5, Building 8, Xishanhui, Shijingshan District, Beijing

In accordance with the provisions of the Civil Code of the People’s Republic of China and relevant laws and regulations, both parties agree to sign the Contract for mutual compliance through full and friendly negotiation between both parties.

1.0 Definition

1.1 T3 Travel Platform: Refers to the travel platform that provides users with online taxi booking services and other related services. The platform operator/service provider is Nanjing Lingxing Technology Co., Ltd. (or its designated affiliated company), including but not limited to “T3 Travel” mobile phone software, wap, WeChat applet and other software/website platforms.

1.2 T3 Travel: Refers to Nanjing Lingxing Technology Co., Ltd. or its affiliated company.

1.3 Users: Refer to consumers who have registered on and signed agreements with T3 Travel Platform, and received platform services.

1.4 Online car-hailing services: Refer to the service platforms based on internet technology that integrate supply and demand information and allow qualified vehicles and drivers to provide booking non-cruise tax rental services.

1.5 Affiliated company: Refers to the subject that is directly or indirectly controlled by any legal entity, the subject controls, or is jointly controlled with the subject. “Control” refers to more than 50% of voting shares directly or indirectly held or controlled.

1.6 Peer companies: Refer to any other brand and entities under the brand that engage in or plan to provide competitive products or engage in competitive business other than T3 Travel and/or its designated/authorized affiliated company. For the purposes of the Agreement, peer companies include but are not limited to all companies and their affiliated companies at home and abroad using travel businesses of “DIDI”, “Baidu”, “Amapauto”, “Shouqi Limousine & Chauffeur”, “Yidao”, “Uber (China)”, “China Auto Rental”, “UCAR”, “Dida Chuxing”, “CAOCAO”, “edaijia”, “Meituan.com”, “Dingding Yueche”, “letzgo”, “M-GO”, “ttyongche”, “saicmobility”, Ontime, wsecar, hellobike, Ctrip, LY.COM and other brands.

1.7 Effect advertising: Refers to the advertising type based on the actual effect of the advertising delivered by Party B for Party A. The actual effect of advertising referred to herein includes downloads, exposure, clicks, etc.

1.8 CPC: Refers to the effect advertising billing mode of single click cost, that is, “Cost Per Click”.

1.9 CPM; Refers to the effect advertising billing mode of thousands of exposures, that is, “Cost Per Mile”.

2.0 Cooperation contents

2.1 Party A entrusts Party B to provide Party A with professional services in terms of [effect advertising delivery agency], including:

2.1.1 Advertising account management and recharge service

2.1.1.1 According to the requirements of Party A, Party B shall open an account in the name of Party A on the media platform and submit Party A’s qualification documents required for advertising to the media platform.

2.1.1.2 Party B shall recharge the advertising fee in advance to the corresponding account of Party A according to the requirements of Party A. The amount recharged by Party B shall be subject to the amount of order placed by Party A. Party B shall not overcharge.

2.1.2 Advertising content production and delivery services

2.1.2.1. Party B shall produce and modify the corresponding advertising materials (graphic, video, Flash, landing page, etc.) according to the content forms and elements required by Party A.

2.1.2.2. According to the requirements of Party A, Party B shall set up the advertising delivery plan, develop the delivery strategy, select and determine the implementation details of advertising delivery from dimensions of advertising type, advertising space and advertising cost, and be responsible for the implementation of advertising delivery.

2. 1. 3 Advertising data analysis and optimization services

According to Party A’s requirements, Party B inquires about the relevant data of advertising delivery, analyzes the data of key nodes according to the advertising delivery results, generates a summary report of delivery data, and continuously optimizes the delivery.

2. 2 Forms of cooperation

2.2.1 Under the Contract, Party A shall send out the advertising demand to Party B through the order. The contents of the order include but are not limited to: ① Advertiser name; ②

3/16

Advertiser ID; ③ Delivery platform; ④ Delivery product; ⑤ Rebate policy; ⑥ Account balance before recharge; ⑦ Consumption cycle; ⑧ Amount to be recharged, etc. Please refer to the Contract, the Annex to the Contract, the order issued by Party A to Party B and the Supplementary Agreement signed by both parties for the content description, service standard and time arrangement of “effect advertising service”. Except for the above agreement, all other matters shall be subject to the agreement herein.

2.2.2 During the performance of the Contract, if the media platform issues return concessions to Party A, Party A and Party B shall separately sign a supplementary agreement on return policies, return deposit payment and other matters.

2.3 Service fee

2.3.1 The expanses payable by Party A to Party B under the Contract shall be subject to the final settlement amount confirmed by Party A and Party B through Party A’s SRM procurement system (https://T3. going-link, com/oauth/, the same below). Party B shall not claim any other expenses from Party A on the ground that services such as advertising material production, account management and data analysis are provided to Party A.

S/N	Delivery media	Consumption mode of recharge amount (e.g. CPM/CPC)	Rebate policy (from April 3, 2023 to April 2, 2024)
1.	Jinri Toutiao	CPM, CPC	/

Remarks:

(1) During the term of the Contract, Party B shall not reduce the rebate ratio;

(2) The rebate is a direct cash rebate, and the rebate amount can be deducted from the amount payable by Party A to Party B.. For example, if the rebate ratio is 2% and the actual amount consumed by Party A’s account during the order cycle is 1 million, Party A shall pay Party B an amount of 1 million * (1-2%) = 980,000;

(3) If Party A and Party B need to increase the media delivery on the basis agreed by both parties, they shall sign a supplementary agreement separately. If Party B delivers the ad in the media other than those agreed by both parties without the confirmation of the supplementary agreement between both parties, Party A will not pay the advertising expenses incurred therefrom.

3.0 Price and payment

3.1 Reconciliation and settlement:

3.1.1 Party A entrusts Party B to pay advertising fees to the media platform in a form of prepayment. Party B shall recharge the corresponding media account according to the amount confirmed by the business contact email of both parties. The recharge amount is not of course equal to the service fee that Party A should pay to Party B, nor is it a loan from Party A to Party B. The service fee payable by Party A to Party B shall be subject to the final settlement amount confirmed by both parties in SRM procurement system (the actual consumption amount of the account shall have the rebate deducted). The final settlement amount includes but is not limited to all related expenses such as materials, labor, transportation, taxes and fees that Party A shall pay to Party B.

3.1.2 After the end of the advertising delivery cycle corresponding to the order, Party B shall submit acceptance materials according to Party A’s requirements (including but not limited to PPT for delivery effect, online screenshots of delivery points, consumption reconciliation forms, screenshots of delivery background, etc., subject to Party A’s further notice). The acceptance materials shall specify exposures, clicks, downloads, activation, registration, registration cost, order completion, order completion cost, order completion rate, etc. After Party A receives the acceptance materials submitted by Party B and checks the delivery data and actual consumption amount, upon Party A’s acceptance and data verification, Party B shall issue a compliant and effective VAT invoice with a tax rate of [6%] according to the settlement amount confirmed by SRM procurement system, and Party A shall complete payment within [15] working days after receiving the correct VAT invoice.

3.1.3 If the service provided by Party B fails to be accepted by Party A, and/or the invoice issuance is delayed or incorrect, Party A shall not bear any liability for breach of contract due to delay in payment. If Party B issues invoices before the final acceptance date of Party A without Party A’s notice, the payment date shall start from the final acceptance date of Party A.

3.2 Mode of payment:

Party A shall pay the above fees to the following designated accounts of Party B by bank transfer or telegraphic transfer:

Account name:

Opening bank:

Bank account number:

Party A’s billing information is as follows:

Name: Nanjing Lingxing Technology Co., Ltd.

Taxpayer identification number:

Address and tel:

Opening bank and account number:

4.0 Rights and obligations of both parties

5/16

4.1 Rights and obligations of Party A

4.1.1 On the premise that Party B provides services that meet the acceptance criteria agreed herein, Party A shall pay Party B according to the Contract.

4.1.2 Party A has the right to supervise the services provided by Party B, put forward opinions and requirements, and designate a special person to put forward suggestions, opinions or instructions on the services provided by Party B. Party A has the right to assess the advertising effect of Party B. If the advertising effect of Party B (the cost of completing the order, the proportion of consumption, etc.) is lower than that of other partners of Party A, Party A may terminate the cooperation in advance without any liability for breach of contract or compensation.

4.1.3 Party A shall cooperate with the services provided by Party B as agreed herein and provide Party B with necessary materials and information.

4.1. 4 Party A has the right to check all the data submitted by Party B. If Party B violates the agreement on the authenticity and validity of the data, Party A has the right to deal with it according to the terms of liability for breach of contract.

4.2 Rights and obligations of Party B

4.2.1 Party B shall be a legally established advertising agent with the qualifications of advertising design, production and agency. Party B shall obtain the direct authorization of the media platform and have the legal advertising agency operation right.

4.2.2 Party B shall recharge the corresponding account according to the amount required by Party A’s order, and Party A will not pay the consumption amount caused by Party B’s unauthorized excess recharge. After the recharge amount corresponding to a single order is consumed, Party B shall not recharge without Party A issuing a new order.

4.2.3 Party B shall organize a capable team to complete the operation of advertising account, advertising production and delivery, delivery data analysis and other work according to the time stipulated herein. If Party B knows Party A’s account number and qualification information due to the opening of advertising account and other factors, it shall not provide the above information to a third party, and shall not engage in any behavior without Party A’s written authorization through Party A’s account number.

4.2.4 Party B shall disclose to Party A the rules of the media platform and the cooperation agreement signed between Party B and the media platform. Party B shall truthfully inform Party A of the necessary information such as advertising rules, return policies and consumption rules of the media platform, including but not limited to return settlement and settlement methods, return consumption methods (whether pre-consumption or not) and consumption period.

4.2.5 If Party B delivers advertising on multiple media platforms on behalf of Party A at the same time, it shall not incorporate the recharge amount and consumption amount placed in the A media account into the B media account. If Party B opens multiple accounts on the same media platform on behalf of Party A, the recharge amount and advertising plan among each account are independent of each other, and Party B shall not transfer the recharge amount and consumption amount among multiple accounts on the same media platform.

4.2.6 In the work phase involved in various effects and service content herein, Party B shall be responsible for the planning and implementation of advertising content according to Party A’s needs. If the Contract, the annexes to the Contract and the order have agreed on the specific implementation plan of advertising, the specific implementation plan shall be followed; if there is no agreement on this or Party A makes adjustments according to the actual needs, Party B shall confirm the specific implementation plan with Party A, and strictly implement it after confirmation by email authorized by Party A.

4.2.7 Party B shall deliver the advertising delivery plan and advertising delivery data report that meet the requirements to Party A on schedule according to the agreement herein. Party A has the right to provide rectification or change opinions to Party B at any time when the Contract is performed, and Party B shall give a timely feedback and cooperate in the adjustment.

4.2.8 Party B shall be responsible for the publicity of the effect delivery during the cooperation period, and shall be responsible for the accuracy, validity and completeness of the materials or information provided by Party B, so as to complete the work described herein in a timely and accurate manner. If Party B provides advertising content production services at the same time, the content delivered by Party B can only be delivered after being examined and approved by Party A. Party B guarantees that there is no infringement of the rights of any third party in the production and provision of relevant content, and it will not cause Party A to be prosecuted for infringement, claimed for compensation and investigated by the regulatory authorities by the third party for content provided by Party B; otherwise, Party B shall cooperate in the treatment and bear all related responsibilities.

4.2.9 During the execution of a single order of the Contract, if the actual implementation situation is changed, Party B shall obtain the written consent and confirmation email from Party A, otherwise Party A has the right to refuse to pay relevant money. Without written confirmation by Party A in the form of seal, Party B shall not increase any expenses for any reason; at the same time, Party A’s personnel (including any personnel of Party A) have no right to confirm Party B’s increase in fees by mail or in writing on behalf of Party A and the confirmation of any additional fees; fee optimization or reduction of Party Bis not subject to

7/16

this restriction.

4.2.10 The Contract signed between Party Band any third party shall not affect Party B’s performance of relevant obligations to Party A.

5.0 Delivery and acceptance

5.1 Acceptance criteria:

5.1.1 Both parties agree that Party A may require Party B to provide the corresponding irregular periodic reports according to the specific delivery conditions, or require Party B to provide a closing report after the delivery cycle involved in the current order. The above reports are the contents on Party A’s acceptance of Party B’s current order delivery results. The specific contents of the report shall include but not be limited to the specific delivery media (channels) of the current order, work analysis for different stages of delivery cycle, analysis of implementation cost and results of the current delivery strategy, and the landing delivery optimization scheme, etc. Party B confirms that Party A has the right to put forward implementation opinions to Party B through business contact email after receiving the report. Party B shall make rectification according to Party A’s requirements and time limit, and provide a report again.

5.1.2 Both parties confirm that the above report is not the only standard for acceptance by Party A, and Party B shall still submit acceptance materials according to Party A’s notice within 30 days after the end of project delivery cycle involved in the current order. The specific acceptance materials shall be subject to the agreement in Article 3.1. 2 of the Contract.

5.1.3 After receiving all reports and acceptance materials provided by Party B, Party A has the right to conduct data verification by itself or by entrusting a third party, and put forward the final acceptance opinions to Party B according to the data verification results. Party A has the right to require Party B to make rectification and rework until Party A’s inspection and acceptance are passed. Party B agrees that Party A will list the following situations as abnormal data situations. When abnormal data situations occur, Party A has the right not to settle accounts for this part of data: (1) A large proportion of equipment advertising (including but not limited to IP, IMEI, etc.) is similar or abnormal, or a large number of clicks or registrations occur in a same IP; (2) The auxiliary equipment or software program with automatic mobile phone operation function are used to simulate users to use Party A’s products; (3) The advertising release form, time period and location are inconsistent with these specified in the Agreement; (4) The mobile phone simulator is used for false operation on computer; The mobile phone advertising is tampered and different mobile phones are simulated for false operation, etc.

5.1.4 Both parties agree that the acceptance criteria of Party B’s services shall be subject to the acceptance terms and technical requirements agreed herein, the annexes to the Contract, the orders issued by Party A during the performance of the Contract and the supplementary agreement signed by both parties. Before each delivery, Party B shall follow the orders confirmed by Party A and Party B through SRM procurement system for delivery.

5.2 Acceptance process: Party B shall deliver the results and acceptance materials agreed herein to Party A in the way agreed in the Contract. After the acceptance is passed and confirmed by both parties, Party B shall issue invoices of corresponding amount according to the expense settlement clauses agreed herein, and Party A shall pay Party B according to the Contract. If there is any dispute between both parties over the advertising data, the advertising monitoring results provided by an independent third party entrusted by Party A shall be taken as the settlement standard unless there is other legal and exact evidence.

5.3 Party B shall ensure the authenticity of closing report and various data. If Party A finds that the acceptance materials or any data submitted by Party B are false, Party A has the right not to pay the recharge amount corresponding to a single order and terminate the Contract immediately. In addition, Party A reserves the right to recover additional losses from Party B.

5.4 After the service acceptance, invoicing or payment of any stage or all stages of the project is completed, Party A still has the right to review the service results that have been accepted, invoiced and paid, and require Party B to make rectification according to the review. If Party B fails to rectify or the rectification fails to meet Party A’s requirements, Party A has the right to require Party B to refund the paid service fee and bear the corresponding liability for breach of contract.

6.0 Representations and warranties

Both parties represent and warrant that

6.1 They have the right to enter into the Agreement and has all the rights, authorizations and permissions necessary to enter into and fully perform the Contract;

6.2 Their performance of the Agreement will not violate any contractual clauses, obligations, laws, regulations or decrees that they are bound upon;

6.3 There is no claim, lien or lawsuit against or endangering the other party, which will affect the rights of the other party under the Agreement;

6.4 Their performance of the Agreement does not infringe upon the intellectual property rights of any third party;

6.5 They shall provide considerate and skilled services in accordance with the relevant requirements of the Agreement;

9/16

6.6 Notwithstanding the above agreement, if there is a special agreement in the clause, the special agreement shall prevail.

7.0 Liability for breach of contract

7.1 If one party violates the representations and warranties mentioned in Article 6.0, the other party shall have the right to terminate the Contract unilaterally without liability for breach of contract.

7.2 The observant party has the right to investigate the direct and indirect economic losses of the delinquent party, including but not limited to notary fees, appraisal fees, evaluation fees, attorney fees, legal fees, preservation fees, travel expenses, accommodation fees, etc., and related legal liabilities.

7.3 In addition to force majeure and Party B’s breach of contract, if Party A makes the overdue payment due to its own reasons, it shall pay Party B one ten thousandth of the unpaid amount as liquidated damages every day. During the late payment period, Party B has the right to suspend the service, which does not constitute a breach of contract, and Party A has no right to enjoy any preferential policies during this period.

7.4 In addition to force majeure and Party A’s breach of contract, If Party B fails to provide Party A with services and/or materials that meet the requirements of the Contract within the time agreed herein, Party A has the right to refuse to pay all the contract fees to Party B and ask Party B to compensate Party A for the losses caused by it.

7. 5 If Party B fails to truthfully inform Party A of the return policy and consumption rules of the media platform, which leads to Party A’s loss, and Party B violates the rules of the media platform (such as uploading illegal materials) during the advertising process, which causes Party A’s account to be prohibited from advertising by the media platform, Party B shall compensate Party A for 10,000 yuan as liquidated damages per occurrence, and shall also compensate Party A for all losses caused to Party A.

7.6 Party B shall ensure the authenticity and accuracy of all data. If Party A suffers losses due to errors in the statistical data submitted by Party B, Party B shall compensate Party A for all losses caused to Party A in addition to 10,000 yuan as liquidated damages per occurrence.

7.7 If Party B violates Article 4. 2 of the Contract, Party B shall compensate Party A for all losses caused to Party A in addition to the penalty of 10,000 yuan per breach of contract.

7.8 If something wrong with the services hereunder due to Party B (including but not limited to the wrong account ID and the wrong amount of recharge), or Party B causes adverse effects or losses to Party A during or due to the performance of the Contract, and the services or deliverables provided by Party B infringe upon the legitimate rights and interests of any third party, Party B shall immediately take remedial measures at the first time or within the time required by Party A, and the expenses incurred and the losses incurred by Party A shall be borne by Party B.

8.0 Confidentiality clauses

8.1 Confidential information such as technical secrets and business secrets (hereinafter collectively referred to as “Confidential Information”) obtained by both parties from each other (including its branches, holding companies, joint ventures and affiliated company) in the process of signing and performing the Contract shall be kept confidential. The technical secrets include but are not limited to the work progress, technical scheme, engineering design, circuit design, manufacturing method, formula, process flow, technical index, computer software, database, research and development records, technical reports, test reports, inspection reports, experimental data, test results, drawings, samples, prototypes, models, molds, operation manuals, technical documents, related correspondence, etc. Business secrets include but are not limited to the negotiation between both parties, any documents signed, including all information contained in contracts, agreements, memorandums and other documents, customer lists, marketing plans, procurement materials, pricing policies, financial materials, purchase channels, information about legal affair, information about human resources, etc. Confidential information also includes user information obtained by both parties during the performance of the Contract (“users” include individual users and enterprise users).

8.2 During the validity period of the Contract or at any time after the termination of the Contract, without the written consent of the other party, either party shall use or disclose, sell, lease, transfer, license or share with a third party any confidential information of the other party, whether oral or written, or in the form of disk, film or electronic parts, except for the purpose of performing the Contract. Either party has the obligation to protect the confidential information by no less than the means taken to protect its own business secrets. Either party may disclose the confidential information only for the purposes of the Contract to its employees who have the necessary knowledge of the confidential information, but at the same time instruct their employees to comply with the confidentiality obligations stipulated in this Article. Personal information and important data obtained by either party according to law during the signing and performance of the Contract shall be stored in China according to law and shall not be provided overseas.

8.3 Unless otherwise agreed, this confidentiality clause continues to be valid.

9.0 Intellectual property rights

9.1 If Party A provides Party B with materials required for marketing activities, including but not limited to videos, audio, pictures, texts, data, etc., Party A guarantees that the contents of

11/16

such materials will not infringe upon the legitimate rights and interests of any third party. The provision of materials by Party A to Party B does not mean the transfer of any rights, and Party B shall not use it for any purpose or purpose other than the contract without Party A’s written consent. It include but is not limited to video, audio, pictures, text, data, etc. provided by Party A, and the contents produced by Party B with this material or for the purpose of the Contract; all intellectual property rights and other rights and interests shall belong to Party A.

9.2 Party B guarantees that the materials provided by Party B to Party A and the contents produced for the purpose of the Contract, including but not limited to videos, audio, pictures, texts, data, etc., will not infringe upon the legitimate rights and interests of any third party, and shall be responsible for the accuracy, validity and completeness of the materials or information provided by Party B.

9.3 In case of infringement complaints and compensation caused by the materials or achievements provided by either party, the provider shall be responsible for solving them and ensuring that the recipient is exempted from liability.

10.0 Notice and delivery

10.1 Any notice in connection with the Contract shall be given to the designated contact person to the designated address or authorized email according to the information described in the following table:

Name of Party A	Nanjing Lingxing Technology Co., Ltd.	Business contact person
Business contact tel.
Business contact person
Business contact tel.
Address specified
Name of Party B	Beijing Baosheng Network Science and Technology Co., Ltd.	Business contact person
Business contact tel.		E-mail authorized for business
Business contact person		Business contact mailbox
Business contact tel.
Address specified

The designated address shall also apply to the legal address at which any legal documents shall be legally served during the execution of any judicial proceedings arising from disputes hereunder. If one party needs to change the E-mail authorized for business or business contact mailbox, it shall notify the other party in time by the E-mail authorized for business. If such notice is not given by E-mail authorized for business, the effectiveness of such change will be invalid on the other party, and the party without notice given will bear the adverse consequences arising therefrom.

10.2 Unless otherwise agreed herein, any notice, requirement or request shall be submitted or made in writing, stamped with official seal, sent to the designated address by registered or express mail, or sent by authorized email.

10.3 The E-mail authorized for business hereunder is only used for business communication such as confirmation and cancellation of purchase orders hereunder. The business contact mailbox hereunder is only used for business communication such as work exchange, report and acceptance material reception between both parties. Matters agreed by both parties through E-mail authorized for business or business contact mailbox shall not constitute any changes to the Contract and order. Matters confirmed by E-mail authorized for business or business contact mailbox beyond the agreement in this article shall not have legal effect on Party A.

10.4 The time when a notice or communication is deemed to be delivered. If it is delivered by e-mail, the entry time displayed in the transmission record or on the computer shall prevail; if it is delivered by personal service (including express mail delivery), the date of receipt shall prevail; if it is delivered by registered mail, seven days from the date of receipt issued by the post office shall prevail.

10.5 Information change. If either party changes the above information, it shall inform the other party 3 working days in advance in the above-mentioned agreed manner; otherwise, if it fails to receive the written documents such as notice, reply, request or request sent by the other party, which affects the performance of the Contract or causes losses, the other party shall bear the relevant consequences.

11.0 Entry into force, alteration and termination of the Contract

11.1 The Contract shall come into force after both parties affix the special seal for contract, and shall be valid to April 2, 2024.

11.2 Any changes to the terms of the Contract, including but not limited to service, price, service acceptance warranty terms, etc., must be made by both parties through negotiation with a supplementary contract signed (in a paper/electronic form). Except for the circumstances agreed in 10.3, the clauses added, deleted or modified by employees or contacts of both parties through email, DingTalk, WeChat and other express or implied means are invalid, and the costs, losses and adverse consequences arising from Party B’s performance of the Contract in this invalid way shall be borne by Party B.

11.3 If one party materially breaches its obligations under the Agreement and fails to correct the breach within [10] days after being notified of the breach, such breach includes but is not

13/16

limited to: (1) fraudulent means in the cooperation between both parties or seriously affecting the reputation of the other party due to its behavior; (2) when one party commits an act that damages the image and/or interests of the other party. The observant party shall have the right to terminate the Contract by sending a written notice to the delinquent party [10] days in advance, and the observant party shall not take any responsibility and shall reserve the right to investigate the legal liability of the delinquent party.

11.4 The Agreement may be terminated by the other party at any time by written notice to the other party if one party has serious business crisis, operational difficulties or bankruptcy or company liquidation proceedings.

11.5 Due to the adjustment of business strategy and the change of national policy, Party A has the right to notify Party B in writing [30] days in advance to terminate the Contract, and does not have to bear the liability for breach of contract.

11.6 Both parties understand and agree that for Party B as one of the service providers under the business items agreed herein, Party A has the right to assess the service quality of Party B according to the consumption cost and completion cost of each order, and the number of assessment times shall be limited to two times. Upon the expiration of the assessment period, if Party B ranks last among all suppliers in the assessment results, Party A has the right to terminate the Contract immediately in writing or require Party B to complete the rectification according to Party A’s rectification measures. Party A has the right to formulate assessment standards according to the needs of this project and the actual implementation of each order. The specific assessment standards (including but not limited to assessment period, scoring standards, number of assessment times, etc.) shall be subject to the notification from Party A’s business contact email. The assessment standards shall take effect from the date when Party A delivers them to Party B, and Party B shall accept them and guarantee their performance.

12.0 Network security and data security

12.1 If both parties agree that in performing their obligations hereunder, or accept the products or services hereunder, they shall abide by applicable laws and regulations on data and privacy protection. In particular, both parties should ensure that sufficient consent, authorization and permission under applicable laws and regulations are obtained and maintained to ensure that the processing behavior (if any) of the user’s personal information hereunder complies with the applicable laws and has obtained clear authorization (if necessary), including collection, storage, use and processing of the user’s personal data and information; otherwise, the responsibilities and losses arising therefrom shall be borne by the party itself. Both parties confirm that they are personal information processors for the personal information (if any) shared by the data provider to the data recipient hereunder, and shall bear the relevant responsibilities of the information processors for their respective processing behaviors according to law. Both parties shall establish appropriate data security capabilities in accordance with relevant laws, regulations and standards, and tale necessary management and technical measures to ensure network security and data security. If either party discovers security loopholes or data security risk events during cooperation, it shall immediately notify the other party in writing and take corresponding measures in accordance with the law.

13.0 Applicable law and dispute resolution

13.1 Applicable law. The conclusion, validity, interpretation, performance and dispute settlement of the Contract and its annexes shall be governed by the relevant provisions of the laws and regulations of the People’s Republic of China in effect at the time of signing the Contract.

13.2 Dispute resolution. Both parties shall settle all disputes arising from the interpretation and execution of the Contract and in connection with the Contract through friendly negotiation. If no agreement can be reached through negotiation, both parties agree to bring a lawsuit to the people’s court where Party A is located. During the proceedings, the remainder of the Contract shall continue to be performed except for the part that must be solved in the course of the proceedings.

14.0 Miscellaneous

14.1 Contract composition and validity order. Both parties know that the Contract and the following documents constitute a complete contract: (1) Specific Contract (i.e. the Contract); (2) Annex, orders and supplementary agreement to the Specific Contract. In case of any conflict between the above documents, the validity order is as follows: (1) Quantity, price, payment and delivery clauses in the annex, orders and supplementary agreement to the Specific Contract; (2) The remaining clauses in the Specific Contract.

14.2 Force Majeure

14.2.1 Force majeure refers to the following events: War, disturbance, plague, serious fire, flood, earthquake, storm or other natural disasters, and all other events that both parties hereto cannot foresee, prevent or avoid or overcome.

14.2.2 If either party is unable to perform all or part of its obligations hereunder due to force majeure, it shall notify the other party as soon as possible, and shall provide the other party with certificates issued by relevant departments, detailed reports and explanations of the impact of force majeure on the performance of the Contract in writing within a reasonable period after the occurrence of force majeure.

14.2.3 In case of force majeure, either party shall be liable for any loss suffered by the other party

15/16

due to the failure or delay in performing its obligations hereunder due to force majeure. However, the party affected by force majeure shall be responsible for taking appropriate or necessary measures to reduce or eliminate the impact of force majeure as soon as possible. The party affected by force majeure shall bear the related losses caused by failure to fulfill the responsibility.

14.2.4 Both parties shall decide whether to terminate the Contract or continue to perform the Contract according to the degree of influence of force majeure on the performance of the Contract through negotiation.

14.3 In view of the fact that both parties have input a lot of cooperation resources and energy in cooperation, in order to protect the innovative intellectual property rights invested by Party A in this cooperation project, Party B promises that Party B and its affiliated company (except Party A and/or its designated/authorized affiliated company) will not cooperate with peer companies in inter-bank businesses or serve peer companies in inter-bank businesses in any other way (whether paid or unpaid) during the cooperation period. If Party B plans to cooperate with peer companies as agreed in this Article, both parties agree that the cooperation shall be carried out through consultation in advance and the interests of both parties shall not be harmed; otherwise, Party A has the right to unilaterally terminate the Agreement. For the avoidance of doubt, inter-bank businesses refer to other businesses of the same kind, similar or competitive with the cooperation businesses hereunder.

14.4 Nothing herein shall be deemed or construed as a joint venture, partnership or agency relationship between both parties.

14.5 After the termination of the Contract, the intellectual property clauses, confidentiality clauses, liability clauses for breach of contract, dispute resolution clauses and other clauses that should take effect for a long time will continue to be valid and unaffected.

14.6 The Contract supersedes all previous oral or written minutes, memorandum and contracts of both parties on specific matters hereunder.

14.7 The Contract is made in quadruplicate, with two copies held by both parties respectively, which has the same legal effect.

14.8 The Contract consists of main body and annexes. The annexes to the Contract are:

Annex 1: Letter of Responsibility for Integrity

(The remainder of the page is intentionally left blank)

Party B: Nanjing Lingxing Technology Co., Ltd.	Party B: Beijing Baosheng Network Science and Technology Co., Ltd.
(Seal)	(Seal)
Date: April 3, 2023	Date: April 3, 2023

(Special Seal for Contract of Nanjing Lingxing Technology Co., Ltd.)	(Special Seal for Contract of Beijing Baosheng Network Science and Technology Co., Ltd.)

17/16

Annex 1: Letter of Responsibility for Integrity

Nanjing Lingxing Technology Co., Ltd. (known as “Party A” or “T3 Travel”) is honored to have an opportunity to cooperate with you (hereinafter referred to as “Party B”)! Nanjing Lingxing Technology Co., Ltd. is a company that regards honesty as its life. Dishonest and immoral business behavior will bring serious business risks and legal risks to both parties.

To ensure a legal, compliant, fair and just trading environment, Party B understands that the business ethics of honesty, fairness and discipline are the most basic prerequisite for cooperation between Party B and Party A and its affiliated companies, and Party B voluntarily signs Letter of Responsibility for Integrity (hereinafter referred to as this Letter of Responsibility).

As an annex to the Contract, this Letter of Responsibility has the same legal effect as the master agreement.

I Definition

1. Staff: including full-time and part-time employees, agents or any other person who negotiates, signs contracts or participates in the performance of the Agreement with the other party for the benefit of that party;

2. Relatives: including but not limited to spouses, brothers and sisters, parents, children and other direct/collateral blood relatives, fictitious relatives, relations by marriage and other people living together in the name of family members;

3. Stakeholder: refers to the person who has a direct or indirect interest relationship or association with the staff of Party A;

4. Affiliated company: refers to enterprise that is directly or indirectly controlled by either party hereto, is under the same direct or indirect ownership or control of a third party with either party hereto, and has relationships with either party hereto in interests (including but not limited to the situations where the legal representative or actual controller is the same person; where they have same shareholders (except for those who hold shares with less than 5% of outstanding equity through open securities trading markets, directly or indirectly hold funds without actual control, or hold shares through trusts not in person as beneficiaries or through interest agent) or senior management personnel; and where their authorized representatives are the same person, or they have family or domestic relations, etc.).

5. Illegitimate interests: including material interests and non-material interests. Material interests refer to the interests that can be directly measured by monetary value, including but not limited to kickbacks, bribes, private commissions, loans, in kind, cash or cash equivalents (such as consumption cards/vouchers, delivery vouchers, shopping cards, exchange vouchers, recharge cards, transportation officers, telephone cards, recharge of various telephone charges or other recharges available for use or consumption, stored-value cards and other forms of valuable gift certificates or securities, etc.), checks and property rights, tourism, entertainment and free consumption. Non-material interests refer to spiritual interests and other illegitimate interests that can meet people’s needs and desires, which are difficult to be directly measured by economic or monetary value and belong to rights, benefits, conveniences and other benefits other than material interests, including but not limited to provision of benefits such as housing opportunities, residence migration, job transfer, position promotion, arrangement of study abroad, enjoying of free services, etc., as well as granting of honors, reputations, titles, qualifications, status and privileges, etc.

II Undertakings of Party B

1. Party B, Party B’s affiliated companies or the staff of Party B/Party B’s affiliated companies shall not directly or indirectly provide or attempt to provide illegitimate interests to Party A’s staff or Party A’s affiliated companies or their relatives/related parties in any name;

2. Party B, Party B’s affiliated companies or the staff of Party B/Party B’s affiliated companies shall not provide or attempt to provide any form of loans to Party A’s staff or their relatives/related parties;

3. Shareholders of Party B and its affiliated companies (except for those who hold shares with less than 5% of outstanding equity through open securities trading markets, directly or indirectly hold funds without actual control, or hold shares through trusts not in person as beneficiaries or through interest agent), responsible persons, directors, senior executives, staff members who directly serve Party A’s business cooperation involved herein and other staff members who have substantial influence on the signing and implementation of this agreement are not staff members or their relatives/related parties of Party A and its affiliated companies;

4. Party B shall not employ the staff of Party A and/or Party A’s affiliated companies in any forms, and shall not employ the personnel dismissed by Party A or personnel voluntarily resigned from Party A for less than one year to work for Party A’s business;

5. Before formally signing this Letter of Responsibility, if Party B has the above listed situations, it shall timely and truthfully disclose it to Party A in a written form;

6. In addition to the above undertakings, Party B will strictly abide by all applicable laws and general business standards and conduct business in good faith.

III Responsibilities of Party B

1. Party A shall have the right to hold Party B liable in one or more of the following ways if Party B, Party B’s affiliated companies or their staff violate any of the undertakings in Article II above:

1) Unilaterally and immediately terminate the cooperative relationship with Party B and terminate all agreements signed between Party B and Party A and its affiliated

19/16

companies;

2) Party B and its affiliated companies are included in the list of dishonesty, that is, Party A will never cooperate with them;

3) Party A has the right to immediately suspend payment of Party B’s money including various fees, shares, collections on behalf, etc.;

4) Party B shall pay liquidated damages, the amount of which shall be calculated as the higher of the following two amounts: i) 30% of the total expenses agreed in the agreement between Party B/Party B’s affiliated companies and Party A/Party A’s affiliated companies (including all orders signed under the agreement); ii) 100,000 yuan (in words ONE HUNDRED THOUSAND YUAN ONLY). The payment time shall be within 5 working days from the date when Party A discovers the breach of contract;

Party A and Party B jointly acknowledge and agree that (i) The damages caused to Party A and Party A’s affiliated companies due to violation of Party B/Party B’s affiliated companies or their staff against the undertakings in Article 2 above will be difficultly calculated; (ii) The amount of liquidated damages is confirmed by both parties through commercial negotiation and is equivalent to the legitimate interests of Party A, and is not excessive or unreasonable. Party B guarantees that it will not request any authority or department to reduce it in subsequent dispute settlement. In addition, Party A still has the right to further claim against Party B for the actual losses exceeding the amount of aforesaid liquidated damages. The actual losses mentioned in this Article include direct losses (including but not limited to losses caused by consumer complaints and claims, penalties imposed by government agencies), indirect losses (including but not limited to losses caused by social evaluation reduction, customer loss, market share decline and stock price decline of Party A and its affiliated companies), expected benefits loss and reasonable expenses caused thereby (including but not limited to attorney fees, notarial fees, appraisal fees, legal fees, overtime travel expenses, etc.).

5) Party B shall also pay all the proceeds from the breach of contract to Party A within 5 working days from the date when Party A discovers such breach of contract, in addition to the liquidated damages according to the above agreement;

6) Party A has the right to deduct the above liquidated damages and actual losses from the money that Party A/Party A’s affiliated companies have not paid to Party B, including various expenses, shares and collections on behalf. If the amount of unpaid money is insufficient, Party A has the right to continue to recover it;

2. The violation of any of the undertakings in Article 2 above by Party B/Party B’s affiliated companies or Party B’s staff/these affiliated companies’ staff shall not only be based on the final determination of the administrative and judicial organs. When Party A raises reasonable doubts, Party B has the responsibility and obligation to prove the compliance of Party B/Party B’s affiliated companies and their staff;

3. Party A’s failure to exercise one of the above rights does not mean that Party A waives the exercise of these rights, and Party A still has the right to exercise these rights within the time limit permitted by laws according to its own arrangement.

V Reporting and disclosure channels

1. Acceptance department: T3 Travel Risk Control Compliance Department

2.Acceptance channel: Hotline: (025) 8717 0737; Email: heguit3@t3go.cn

We undertake to give a preliminary reply within 48 hours after receiving the information. To ensure the effectiveness of acceptance, we welcome to real-name reporting.

Party B confirms that it has carefully read all the above clauses, can clearly and accurately understand all the meanings, and agrees to abide by them. This Letter of Responsibility shall come into effect after being sealed by Party B, and its validity shall not be terminated due to the termination of the Master Agreement.

Party B (Responsible Person): (Beijing Baosheng Network Science and Technology Co., Ltd.) (Seal)
Signature of Authorized Representative:
Date: MM/DD/YY
(Special Seal for Contract of Beijing Baosheng Network Science and Technology Co., Ltd.)

21/16

Supplementary Agreement

Party A: Nanjing Lingxing Technology Co., Ltd.

Address: F18, Building A1, Jiulonghu International Enterprise Headquarters Park, No. 19 Suyuan Avenue, Jiangning District, Nanjing

Party B: Beijing Baosheng Network Science and Technology Co., Ltd.

Address: East F5, Building 8, Xishanhui, Shijingshan District, Beijing

Whereas, Party A and Party B have signed the Service Framework Contract of [T3 Travel Effect Advertising Delivery Agency] (Contract No.: NJLXKJ-CG-Beijing Baosheng-20230323, hereinafter referred to as the “Original Contract”), and the Original Contract has been established and come into effect. Since the supplementary rebate policy, Party A and Party B agree to make the following amendments to Article 2.3. 2 of the Original Contract through consultation:

1.0 During the cooperation period, the rebate policy enjoyed by Party A is as follows:

S/N	Delivery media	Consumption mode of recharge amount (e.g. CPM/CPC)	Rebate policy (from April 3, 2023 to April 2, 2024)
1.	Jinri Toutiao	CPM, CPC	3. 65%

Remarks:

(1) During the term of the Contract, Party B shall not reduce the rebate ratio;

(2) The rebate is a direct cash rebate, and the rebate amount can be deducted from the amount payable by Party A to Party B.. For example, if the rebate ratio is 2% and the actual amount consumed by Party A’s account during the order cycle is 1 million, Party A shall pay Party B an amount of 1 million * (1-2%) = 980,000;

(3) If Party A and Party B need to increase the media delivery on the basis agreed by both parties, they shall sign a supplementary agreement separately. If Party B delivers the ad in the media other than those agreed by both parties without the confirmation of the supplementary agreement between both parties, Party A will not pay the advertising expenses incurred therefrom.

2.0 The Supplementary Agreement and the Original Contract previously concluded by both parties constitute a unified whole, and jointly adjust and bind the rights and obligations of both parties in this cooperation project. For matters explicitly agreed in herein, the legal effect of its clauses shall prevail over that of the Original Contract, and for matters not explicitly agreed herein, the Original Contract shall apply.

3.0 The Agreement shall come into force after being sealed by the authorized representatives of both parties, be attached to the Original Contract as an annex, and be terminated with the expiration of the validity of the Original Contract. The Contract is made in quadruplicate, with two copies held by both parties respectively, which has the same legal effect.

(The remainder of the page is intentionally left blank)

(Special Seal for Contract of Nanjing Lingxing Technology Co., Ltd.)	(Special Seal for Contract of Beijing Baosheng Network Science and Technology Co., Ltd.)
Party A (seal): Authorized Representative for Signing: ___ Date: ___ (Special Seal for Contract of Nanjing Lingxing Technology Co., Ltd.)	Party B (Seal): Authorized Representative for Signing: ___ Date: ___ (Special Seal for Contract of Beijing Baosheng Network Science and Technology Co., Ltd.)